SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant toss.240.14a-12

                             UNITED FINANCIAL CORP.
                (Name of Registrant as Specified in its Charter)

         ---------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:
         ____________________

(2)      Aggregate number of securities to which transaction applies:
         _____________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):________________

(4)      Proposed maximum aggregate value of transaction: __________________

(5)      Total fee paid: ___________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
         0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid: ________________________

(2)      Form, Schedule or Registration Statement No.:  ________________________

(3)      Filing Party:  ________________________

         (4)      Date Filed:  ________________________

                                     [LOGO]
                                     UNITED
                                    FINANCIAL
                                      CORP.


                             120 FIRST AVENUE NORTH
                           GREAT FALLS, MONTANA 59401
                                 (406) 727-6106


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 2002

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Financial Corp. (the "Company") will be held at the La Quinta Inn, 600 River Drive South in Great Falls, Montana on May 21, 2002 at 9:00 a.m., Mountain time, for the following purposes:

         1. To elect three Directors of the Company to serve on the Board of Directors until the Annual Meeting of shareholders to be held in 2005 or until their successors are duly elected and qualified;

         2. To consider and act upon any other matters that may properly come before the meeting or any adjournments thereof.

         The Board of Directors has selected April 9, 2002 as the record date for the Annual Meeting. Only those shareholders of record at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

         You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. If you attend this meeting, you may vote either in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof.

                                          By the Order of the Board of Directors

                                          /s/ John M. Morrison

                                          John M. Morrison
                                          CHAIRMAN OF THE BOARD

April 19, 2002

                                 PROXY STATEMENT

         This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of United Financial Corp., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the La Quinta Inn, 600 River Drive South in Great Falls, Montana on May 21, 2002, at 9:00 a.m., Mountain time, and at any adjournment or adjournments thereof. The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is April 19, 2002.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM

         The Board of Directors of the Company has selected April 9, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. A total of 1,478,152 shares of the Company's Common Stock were outstanding as of the close of business on that date. Shareholders will be entitled to cast one vote for each share of the Company's Common Stock held by them at the close of business on the record date on any matter that may be presented at the Annual Meeting for consideration and action by the shareholders. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the Annual Meeting.

VOTING YOUR SHARES; HOW PROXIES ARE COUNTED

         All valid proxies received in response to the solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, each such proxy will be voted in favor of the election of the three Director nominees named in this Proxy Statement, unless and to the extent authority to do so is withheld in the enclosed proxy.

         Shares voted as "withhold vote for" one or more Director nominees will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the Director nominees with respect to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to the matters voted on at the meeting.

         The Board of Directors does not know of any business to be presented for action at the Annual Meeting other than that described herein. If any other business is properly presented at the Annual Meeting and may be properly voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named therein.

REVOKING YOUR PROXY

         Any shareholder has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by filing written notice of such revocation to the Secretary of the Company (which notice shall be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person. Proxies solicited by the Company's Board of Directors hereby are for use solely at the Annual Meeting and any adjournment or adjournments thereof.

COST OF SOLICITATION

         The expense of this proxy solicitation will be borne by the Company. To the extent necessary, proxies may be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in the solicitation will not receive any additional compensation for such solicitation. The Company will request recordholders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such recordholders for their reasonable expenses incurred in doing so.

                      PROPOSAL ONE - ELECTION OF DIRECTORS

         In accordance with the Company's bylaws, the Company's Board of Directors is divided into three classes, each class to have, as nearly as possible, an equal number of members. The members of each class are elected for terms of three years with one of the three classes of Directors to be elected each year. The number of directors currently serving on the Company's Board of Directors is nine.

         Larry D. Albert, Jerome H. Hentges and Steve L. Feurt have been nominated for election to the Company's Board of Directors for three-year terms expiring in 2005. Each of the Director nominees listed below has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If any Director nominee becomes unable to serve, the proxy solicited hereby will be voted for the election of such other person or persons as the Board of Directors shall select.

         The following table sets forth the names of and certain information concerning the Director nominees and continuing members of the Board of Directors of the Company.

                                                                                 Positions Currently Held
                                             Director                           With the Company and Its
      Name                          Age        Since          Term                     Subsidiaries
----------------------------------------------------------------------------------------------------------
    Director Nominees
    -----------------

    Larry D. Albert                 51         1998           2002                      Director

    Jerome H. Hentges               60         1998           2002                      Director

    Steve L. Feurt                  46         1998           2002         Senior Vice President, Chief Credit
                                                                          Officer and Director of the Company
                                                                        and Executive Vice President and  Senior
                                                                            Lending Officer of Heritage Bank


    Continuing Directors
    --------------------

    John M. Morrison                65         1998           2003        Chairman and Director of the Company
                                                                          and Director of Valley Bancorp, Inc.
                                                                                    and Heritage Bank

    Kurt R. Weise                   45         1998           2003       President, Chief Executive Officer and
                                                                            Director of the Company, Director
                                                                             and Vice President of Heritage
                                                                               Bank and Vice President and
                                                                            Director of Valley Bancorp, Inc.
                                                                               and Valley Bank of Arizona

    Kevin P. Clark                  46         1998           2003          Senior Vice President, Secretary
                                                                              and Director of the Company,
                                                                              President and Chief Executive
                                                                              Officer of Heritage Bank and
                                                                            Director of Valley Bancorp, Inc.

    J. William Bloemendaal          72         1976           2004                      Director

    Elliott L. Dybdal               70         1980           2004                      Director

    William L. Madison              46         1996           2004                      Director

         MR. ALBERT has served as President and Chief Executive Officer of Central Bank, located in Stillwater, Minnesota, since 1996. Before joining Central Bank, he served as President of AmeriBank, a community bank with $150 million in assets located in the Minneapolis/St. Paul, Minnesota area. He has over 25 years of experience in banking.

         MR. HENTGES is the President of Central Bank-Eden Prairie, and has been with Central Bank since 1989. Before joining Central Bank, he held various senior management positions in banks such as Firstar Bank Minnesota and Metro Bank Bloomington. He has over 30 years of experience in banking in the Minneapolis/St. Paul, Minnesota area.

         MR. FEURT has served as Chief Credit Officer of the Company and Executive Vice President, Senior Lending Officer and director of Heritage Bank since the merger of Heritage Bancorporation into the Company in 1998 (the "Merger"). Mr. Feurt has served as Senior Vice President of the Company since May 2000. Before the Merger, he served as Senior Vice President, Senior Credit Officer and a director of Heritage Bank since 1994. Mr. Feurt served as Senior Vice President, Senior Credit Officer and a director of Bank of Montana Systems, a bank holding Company with approximately $800 million in assets ("BMS"), and its subsidiary Bank of Montana from 1984 until the sale of BMS to Norwest Corporation in 1994.

         MR. MORRISON has served as Chairman of the Company since the Merger. Mr. Morrison was elected to the Valley Bancorp, Inc. and Valley Bank of Arizona boards in March 1996. Before the Merger, he served as Chairman of Heritage since 1994. Mr. Morrison is the Chief Executive Officer and sole shareholder of Central Bancshares, Inc. ("Central Bancshares"), the parent company of Central Bank, located in Stillwater, Minnesota, which was founded by Mr. Morrison in 1988. He is also the sole shareholder and Chairman of the Board of Directors of Central Financial Services ("CFS"), a bank consulting firm. Mr. Morrison was the Chairman and majority shareholder of BMS prior to its sale to Norwest Corporation. In August 2001, Mr. Morrison became Chairman of the Board of Directors and Chief Executive Officer of Allina Health Systems, a non-profit organization in Minnesota that provides healthcare services through hospitals and clinics in Minnesota and Wisconsin. To avoid a conflict of interest, Mr. Morrison resigned from the boards of Fairview Corporation, Fairview-University Medical Center and Fairview-University of Minnesota upon taking the Allina position. He also resigned as a director of Valley Bank of Arizona in October but continues as a director at Valley Bancorp, Inc. Mr. Morrison is involved in various other businesses, and serves as Chairman of the Executive Committee of the Board of Trustees of the University of St. Thomas, and is a member of the board of the University of St. Thomas Law School.

         MR. WEISE has served as President and Vice President of Heritage Bank since the Merger. Since 1999, Mr. Weise has also served as Chief Executive Officer of the Company. Mr. Weise was elected to the Valley Bancorp, Inc. and Valley Bank of Arizona boards in March 1999. Before the Merger, he served as Vice President, Treasurer and a director of Heritage Bank. Mr. Weise also serves as President of CFS and President of Central Bancshares. He has been involved with the Central Bank group of companies since they were founded in 1988. He was the Chief Financial Officer of BMS until its sale to Norwest Corporation in 1994.

         MR. CLARK has served as Secretary of the Company and President and Chief Executive Officer of Heritage Bank since the Merger. Mr. Clark was elected as Senior Vice President of the Company in May 1998. Mr. Clark was elected to the Valley Bank of Arizona board in May 2000. Before the Merger, he served as President, Chief Executive Officer and a director of Heritage Bank since 1994. Mr. Clark served in various capacities with BMS and Bank of Montana from 1985 until the sale of BMS to Norwest Corporation in 1994. Mr. Clark served as President, Chief Executive Officer and a director of Bank of Montana, and Regional Vice President of BMS. He has over 25 years of experience in banking.

         DR. BLOEMENDAAL is a physician specializing in orthopaedic surgery. He has practiced medicine since 1961 and has been associated since 1975 with Great Falls Orthopaedic Associates, a eight-person group specializing in orthopaedic surgery. Dr. Bloemendaal currently serves as President of Great Falls Orthopaedic Associates.

         MR. DYBDAL retired from Talcott Building Company in Great Falls, Montana in 2001. Previously he had served as its President and Chief Executive Officer since 1977. He also serves as a director of Talcott Building Company.

         MR. MADISON has served as President/owner of Johnson Madison Lumber Co., Inc., a retail building materials business in Great Falls, Montana, since 1984.

         OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES FOR THE TERMS INDICATED.

         The affirmative vote of a majority of the shares of Common Stock present and entitled to vote with respect to the election of Directors is required for the election of the Director nominees to the Board of Directors.

BOARD MEETINGS AND COMMITTEES

         During the year ended December 31, 2001, the Board of Directors of the Company held eleven regularly scheduled and special meetings. All Directors attended at least 75% of the meetings of (i) the Board of Directors held during the period for which they served as Directors and (ii) the Board committees of which they served during the periods such persons served on such committees. The Company has an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

         The Audit Committee for the year ended December 31, 2001 consisted of Messrs. Dybdal, Madison and Dr. Bloemendaal. The Audit Committee is responsible for annually recommending to the Board of Directors the appointment of the independent auditors as well as reviewing the auditors' independence and performance. The Audit Committee monitors the integrity of the Company's financial reporting process and internal controls, and is responsible for reviewing the quarterly and annual financial statements prior to filing or distribution. The Audit Committee held five meetings during the year ended December 31, 2001.

         The Compensation Committee for the year ended December 31, 2001 consisted of Messrs. Dybdal, Madison, Morrison, Weise, and Dr. Bloemendaal. The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee met once during the year ended December 31, 2001.

COMPENSATION OF DIRECTORS

         All Directors of the Company and Heritage Bank receive one $250 fee for each monthly board meeting. In addition, Directors not employed by the Company, or its affiliates, receive a monthly retainer of $250. The Company also reimburses Directors for out-of-pocket expenses incurred in attending monthly board meetings. Mr. Morrison (prior to his resignation in October 2001) and Mr. Weise, as Directors of Valley Bank of Arizona, receive a $250 fee for each monthly board meeting and are reimbursed for out-of-pocket expenses incurred in attending monthly board meetings. Mr. Morrison, Mr. Weise and Mr. Clark do not receive a Director fee from Valley Bancorp, Inc. All Directors are eligible for awards under the 2000 Long-Term Incentive and Stock Option Plan. Options were granted to Directors in May of 2001 at an exercise price of $17.65 per share. See "Executive Compensation and Other Information - Stock Option Plan".


               AUDIT COMMITTEE REPORT AND APPOINTMENT OF AUDITORS

AUDIT COMMITTEE REPORT

         The Audit Committee of the Company's Board of Directors is composed of the following non-employee directors: Messrs. Dybdal, Madison and Dr. Bloemendaal. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent accountants. The Board of Directors has appointed Moss Adams, LLP ("Moss Adams") as the Company's independent auditor for 2002. Representatives of Moss Adams are expected to be present at the Annual Meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the

Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last year were compatible with maintaining the independent accountants' independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                                  Members of the Audit Committee

                                                  J. William Bloemendaal
                                                  Elliott L. Dybdal
                                                  William L. Madison, Chairman


ADDITONAL INFORMATION ABOUT OUR INDEPENDENT AUDITOR

CHANGE IN AUDITORS

         On August 17, 2001, the Company dismissed KPMG LLP ("KPMG") as the Company's independent accountants and engaged Moss Adams as its new independent accountants. The decision to change the Company's accounting firm was approved by the Company's Audit Committee of the Board of Directors as empowered by the Board of Directors. KPMG's reports on the Company's financial statements as of and for the years ended December 31, 2000 and December 31, 1999 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's fiscal years ended December 31, 2000 and 1999 and the subsequent interim period through August 17, 2001, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements.

         On August 17, 2001, the Company engaged the accounting firm Moss Adams. Prior to August 17, 2001, the Company had not consulted with Moss Adams regarding: (i) the application of accounting principles to a specified transaction either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was the subject of a disagreement with the Company's former accountant or a reportable event.

AUDIT FEES

         Audit fees billed or expected to be billed to the Company by Moss Adams for the audit of the Company's financial statements for the year ended December 31, 2001 and for reviews of the Company's financial statements for the quarter ended September 30, 2001 included in the Company's quarterly report on Form 10-Q totaled $70,675.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were billed or are expected to be billed to the Company by Moss Adams for services provided during 2001 for the design and implementation of financial information systems.

ALL OTHER FEES

         Fees billed or expected to be billed to the Company by Moss Adams for all other services, including tax-related services and the issuance of a consent related to a Form S-8 filing, provided during 2001 totaled $5,315.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Company's Board of Directors is composed of the following non-employee directors: Messrs. Dybdal, Madison, Morrison and Dr. Bloemendaal. Mr. Weise currently serves as Chairman of the Compensation Committee. The Compensation Committee advises the Chief Executive Officer and the Board of Directors on matters of compensation philosophy and recommends salaries, incentives and other forms of compensation for the Company's Directors, officers and other employees. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 2001.

COMPENSATION POLICY

         The basic objective of the Compensation Committee is to establish a compensation package appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. In determining each officer's compensation, the Compensation Committee reviews the compensation of each officer, the individual achievements and performance of each officer and salary recommendations made by the Chief Executive Officer covering all officers (other than the Chief Executive Officer). The specific recommendations reflect the job responsibilities assigned to each officer, the manner in which those duties have been performed, and the prevailing market conditions relative to each position.

BONUS AWARDS FOR 2001

         The Company maintains a bonus plan for its executive officers and other management personnel. Bonuses payable under the plan are based on return on assets, asset quality and the overall growth and performance of the Company's subsidiary banks. In early 2002, the Compensation Committee approved bonuses for executive officers and certain other employees for recognition of established objectives during 2001.

LONG-TERM INCENTIVE COMPENSATION

         Long-term incentives are provided through the grant of stock options. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each individual with an incentive to seek the same objectives as shareholders, to retain executives through vesting and to lower the overall cash cost of compensation. In general, option grants are viewed as incentives for future performance and not as compensation for past accomplishments. In determining the number of shares subject to stock option grants, the Board of Directors takes into consideration the job responsibilities, experience and contributions of the individual as well as the recommendations of the Chief Executive Officer. The options vest over a period of four years and are generally not exercisable for at least one year after the date of grant. Each option grant allows the individual to acquire shares of the Company's

Common Stock at a fixed price per share over a ten-year period of time. Executive officers receive gains from stock options only to the extent that the fair market value of the stock has increased since the date of the option grant.

CHAIRMAN AND CEO COMPENSATION

         Mr. Morrison does not receive direct compensation for his services as the Company's Chairman of the Board. He is compensated for his services as an officer of the Company through CFS and as a Director through the Director's fees received. Mr. Weise does not receive direct compensation for his services as the Company's Chief Executive Officer. He is compensated for his services as an officer of the Company through CFS and as a Director through the Director's fees received. See "Executive Compensation and Other Information - Certain Relationships and Related Transactions Between Management and the Company."

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

         As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options granted under the Company's Stock Option Plan will meet the requirements for qualifying as performance-based.

         Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2001 and is not anticipated to affect the deductibility of such compensation expected to be paid in the foreseeable future. The Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

                                           Members of the Compensation Committee

                                           J. William Bloemendaal
                                           Elliott L. Dybdal
                                           William L. Madison
                                           John M. Morrison
                                           Kurt R. Weise, Chairman

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table shows the cash and non cash compensation paid by the Company during the past three years, to its Chairman of the Board, Chief Executive Officer and each executive officer who received cash compensation from the Company during the year ended December 31, 2001 exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                ANNUAL COMPENSATION          COMPENSATION AWARDS
           NAME AND                         ------------------------------   --------------------     ALL OTHER
     PRINCIPAL POSITIONS          YEAR        SALARY           BONUS         NUMBER OF OPTIONS(2)  COMPENSATION
------------------------------------------------------------------------------------------------------------------
John M. Morrison                 2001      (1)              --                3,500(3)               --
  Chairman of the Board          2000      (1)              --                5,000(2)               --
  and Director                   1999      (1)              --                --                     --

Kurt R. Weise                    2001      (1)              --                6,000(3)               --
  President, Chief Executive     2000      (1)              --                4,000(2)               --
  Officer and Director           1999      (1)              --                --                     --

Kevin P. Clark                   2001      $115,750         $19,300           4,000(3)              $12,500(4)
  Senior Vice President,         2000      $110,250         $33,000           3,500(2)              $14,800(4)
  Secretary and Director         1999      $105,000         $35,000           --                     $8,400(4)

Steve L. Feurt                   2001      $111,000         $18,500           4,000(3)              $13,200(5)
  Senior Vice President,         2000      $105,700         $28,000           3,500(2)              $11,000(5)
  Chief Credit Officer and       1999       $89,250         $29,750           --                     $6,000(5)
  Director

--------------------

(1) Mr. Morrison and Mr. Weise do not receive direct compensation for their services as the Company's Chairman of the Board and Chief Executive Officer, respectively. Each is compensated for services as a Director through the Directors' fees received and for services as an officer of the Company through CFS. See "Proposal One - Election of Directors - Compensation of Directors" and "Executive Compensation and Other Information - Certain Relationships and Related Transactions Between Management and the Company".

(2) Represents options granted pursuant to the Company's Stock Option Plan, which vest in equal annual installments over a four year period with the first installment vesting on May 23, 2001.

(3) Represents options granted pursuant to the Company's Stock Option Plan, which vest in equal annual installments over a four year period with the first 25% installment vesting on May 22, 2002.

(4) Includes the Company's contributions on behalf of such officer to the Company's 401(k) Thrift Retirement Plan (the "401(k) Plan") of $6,100, $6,300 and $5,100 in 2001, 2000 and 1999, respectively, and contributions to a deferred compensation plan of $6,400, $8,500 and $3,300 in 2001, 2000 and 1999, respectively.

(5) Includes the Company's contributions on behalf of such officer to the 401(k) Plan of $5,800, $6,000 and $5,000 in 2001, 2000 and 1999,
         respectively, and contributions to a supplemental retirement plan of $7,400, $5,000 and $1,000 in 2001, 2002 and 1999, respectively.

         STOCK OPTION PLAN. The Company's 2000 Long-Term Incentive and Stock Option Plan (the "Plan") was adopted by the Company's Board of Directors on January 25, 2000 and approved by the Company's shareholders at the Annual Meeting held on May 23, 2000. The purpose of the Plan is to aid in attracting and retaining employees, management, other personnel and non-employee directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford them an opportunity to acquire a proprietary interest in the Company. The Plan provides for a maximum of 120,000 shares of the Company's Common Stock for issuance under options or other awards subject to adjustment in certain circumstances.

         The following table contains information concerning the grant of stock options under the Plan during 2001 to each of the executive officers named in the Summary Compensation Table.

                          STOCK OPTIONS GRANTED IN 2001

                                  INDIVIDUAL GRANTS
------------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                        NUMBER OF                                                           STOCK PRICE
                        SECURITIES                                                        APPRECIATION FOR
                        UNDERLYING       PERCENT OF TOTAL                                  OPTION TERM(2)
                        OPTIONS          OPTIONS GRANTED      EXERCISE    EXPIRATION    ---------------------
NAME                    GRANTED(1)       IN 2001                PRICE         DATE      5%           10%
----                    ----------       -------                -----         ----      --           ---
Kevin P. Clark          4,000            10.6%                 $17.65      5/22/11      $44,400      $112,520
Steve L. Feurt          4,000            10.6%                 $17.65      5/22/11      $44,400      $112,520
John M. Morrison        3,500             9.3%                 $17.65      5/22/11      $38,850      $ 98,455
Kurt R. Weise           6,000            15.9%                 $17.65      5/22/11      $66,600      $168,780

------------------

(1) Each option represents the right to purchase one share of the Company's Common Stock, subject to vesting in equal annual installments over a four year period with the first 25% installment vesting on May 22, 2002. All options become fully vested upon a change in control of the Company.

(2) These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved. Assuming 1,478,152 shares of Common Stock are outstanding, a beginning stock price of $17.65 per share and 5% and 10% annual appreciation in the price of the Common Stock over 10 years, the aggregated market value of the Company's outstanding Common Stock would increase from $26,089,383 to $42,496,870, assuming 5% annual appreciation, and to $67,669,799 assuming 10% annual appreciation.

         The following table sets forth information concerning the exercise of options during 2001 and unexercised options held as of December 31, 2001 for each of the executive officers named in the Summary Compensation Table.

         AGGREGATED OPTIONS EXERCISES IN 2001 AND YEAR END OPTION VALUES

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                       SHARES                           AT YEAR END(#)              AT YEAR END($)(1)
                     ACQUIRED ON     VALUE              --------------              -----------------
NAME                 EXERCISE(#)   REALIZED($)  EXERCISABLE   UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                 -----------   -----------  -----------   -------------    -----------  -------------
Kevin P. Clark             --           --            875          6,625          $3,592        $16,096
Steve L. Feurt             --           --            875          6,625          $3,592        $16,096
John M. Morrison           --           --          1,250          7,250          $5,131        $20,049
Kurt R. Weise              --           --          1,000          9,000          $4,105        $20,295

------------------

(1) Calculated based on the difference between the exercise prices of such options and the price of the Company's Common Stock at December 31, 2001, which was $18.98 per share.

         DEFERRED COMPENSATION PLANS. The Company has a deferred compensation agreement with Kevin P. Clark that provides for pre-determined periodic payments over 15 years upon retirement or death. In the event of acquisition of the Company by a third party, disability or early retirement, the pre-determined payments are based on years of service. Amounts expensed under this agreement were approximately $6,400 during the year ended December 31, 2001.

         In October 1999, the Company adopted a supplemental retirement agreement with Steve L. Feurt that provides for benefits upon retirement, disability or death. The plan vests 10% for every plan year of employment and 100% after 10 plan years. Vesting is considered 100% upon determination of full or partial disability, death or change of control, with payment made in a lump sum within 60 days. The amount expensed under this agreement was approximately $7,400 for the year ended December 31, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Dybdal, Madison, Morrison, Weise and Dr. Bloemendaal currently serve on the Company's Compensation Committee. None of these individuals has at any time been an officer or employee of the Company with the exception of Mr. Weise who serves as President and Chief Executive Officer of the Company and Vice President of Heritage Bank. No interlocking relationship exists between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

         Heritage Bank, a wholly-owned subsidiary of the Company, has made the following loans which exceed $60,000 to members of the Compensation Committee, or their related businesses, in the ordinary course of business. Federal regulations require that all loans or extensions of credit to executive officers and Directors of the Company and its subsidiaries must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other nonaffiliated persons and must not involve more than the normal risk of repayment or present other unfavorable features.

                                             LARGEST AGGREGATE
                                            AMOUNT FOR THE YEAR
                             NATURE OF             ENDED                BALANCE AT          NOTE RATE AT
NAME                        INDEBTEDNESS     DECEMBER 31, 2001     DECEMBER 31, 2001     DECEMBER 31, 2001     MATURES
----                        ------------     -----------------     -----------------     -----------------     -------
Johnson Madison           General Business
Lumber Co.                 Line of Credit        $1,792,960          $  950,960                 5.75%          06-01-02
  Mr. Madison,
    Owner                    Equipment           $  420,496          $  353,786                 5.25%          07-15-03
                          Line of Credit

Other Related               Commercial           $  955,582          $  878,265            4.75% to 8.75       05-31-02
Businesses                  Real Estate                                                                           to
  Mr. Madison,                Loans                                                                            01-01-16
  Owner

Great Falls Othopeadic      Commercial
Association,               Non-mortgage          $  517,536          $  499,906                 8.00%          08-01-06
  Dr. Bloemendaal,
  President

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS BETWEEN MANAGEMENT AND THE
COMPANY

         LOANS TO DIRECTORS AND OFFICERS. The Company has a wholly owned subsidiary, Heritage Bank, and an indirect owned subsidiary, Valley Bank of Arizona. Heritage Bank has made and may in the future make mortgage and consumer loans to the Company's Directors and executive officers in accordance with applicable federal and State of Montana statutes and regulations. These loans are currently made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons and, in the judgment of management, do not involve more than the normal risk of collectibility or present other unfavorable features. Heritage Bank has made the following loans which exceed $60,000 to Directors and executive officers.

                                            LARGEST AGGREGATE
                        NATURE OF          AMOUNT FOR THE YEAR           BALANCE AT           NOTE RATE AT
NAME                   INDEBTEDNESS     ENDED DECEMBER 31, 2001      DECEMBER 31, 2001    DECEMBER 31, 2001      MATURES
----                   ------------     -----------------------      -----------------    -----------------      -------
Mr. Feurt,         Residential                   $ 84,781                 $     --                 NA
  Director         Real Estate Loan

Mr. Feurt,         Installment                   $ 38,158                 $ 37,471               6.75%          10-20-04
  Director         Loan, automobile

Mr. Feurt,         Home Equity                   $ 26,945                 $     --                 NA
  Director         Loan

Mr. Feurt,         Installment                   $ 19,251                 $ 19,003               6.75%          11-20-06
  Director (1)     Loans, automobile

-------------------

(1)  Includes an installment loan to Mr. Feurt's son.

         See "Compensation Committee Interlocks and Insider Participation".

         Valley Bank of Arizona has not had loans outstanding with the Company's Directors and executive officers since January 1, 2001. If such loans are made in the future they will be made in accordance with applicable federal and State of Arizona statutes and regulations.

         TRANSACTIONS WITH CFS. CFS, of which John M. Morrison is the sole shareholder and Chairman of the Board of Directors, and Kurt R. Weise is the President, provides to the Company and Heritage Bank, various management services, including accounting and tax services, investment consulting, personnel consulting, insurance advisory services and regulatory consulting. Fees for these services totaled approximately $379,000 for the year ending December 31, 2001. Messrs. Morrison and Weise are compensated for their services as officers of the Company through the fees paid to CFS.

         LOAN PARTICIPATION TRANSACTIONS. From time to time, Central Bank sells loan participations to Heritage Bank and Valley Bank of Arizona. In addition, Heritage Bank and Valley Bank of Arizona have sold loan participations to each other. While no such transaction took place in 2001, the Company expects such transactions to occur in the future. Such sales will be made on substantially the same terms as loan participations are sold to nonaffiliated persons.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of February 28, 2002 concerning the shares of Company's Common Stock beneficially owned by each Director, by each Director nominee, by the executive officers named in the Summary Compensation Table above and by all Directors and executive officers of the Company as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock indicated.

                                                   NUMBER OF SHARES          PERCENT OF SHARES
          NAME                                   BENEFICIALLY OWNED(6)          OUTSTANDING
          ----                                   ---------------------          -----------
         John M. Morrison                              505,587(1)                     34.3%
         Kurt R. Weise                                  36,000(2)                      2.5
         J. William Bloemendaal                         30,125(3)                      2.0
         Kevin P. Clark                                 32,726(4)                      2.2
         Steve L. Feurt                                 27,025(5)                      1.8
         Elliott L. Dybdal                              21,875                         1.5
         William L. Madison                              1,825                          *
         Larry D. Albert                                   425                          *
         Jerome H. Hentges                               1,425                          *

         All Directors and executive
         officers as a group (9 persons)               657,013                        44.3

------------------------

*    Less than 1%.

(1) Includes 63,000 shares held by Central Bancshares of which Mr. Morrison is the sole shareholder, 19,570 shares held by CFS of which Mr. Morrison is the sole shareholder, 19,570 shares held in a trust for the benefit of one of Mr. Morrison's daughters of which Mr. Morrison's spouse, Susan Morrison, is the trustee, and 13,400 and 1,300 shares, respectively, held in the Individual Retirement Accounts ("IRAs") of John Morrison and Susan Morrison.

(2) Includes 2,000 shares held by Mr. Weise in an IRA and 1,000 shares held by Mr. Weise's spouse.

(3) Includes 4,100 shares held by Dr. Bloemendaal in an IRA and 10,000 shares held by Great Falls Orthopaedic Associates Profit Sharing and Pension Plans of which Dr. Bloemendaal is trustee. Voting and investment power of 15,900 of such shares are shared with Dr. Bloemendaal's spouse with whom shares are held jointly.

(4) Includes 2,300 shares held by Mr. Clark in an IRA, 3,300 shares in a 401(k) Thrift Retirement Plan and 2,300 shares held in the name of his children, for whom Mr. Clark is custodian.

(5) Includes 5,275 shares held by Mr. Feurt in an IRA and 3,650 shares in a 401(k) Thrift Retirement Plan.

(6) Includes the following shares subject to options exercisable within 60 days of February 28, 2002: Mr. Morrison, 1,250 shares; Mr. Weise, 1,000 shares; Dr. Bloemendaal, 125 shares; Mr. Clark, 875 shares; Mr. Feurt, 875 shares; Mr. Dybdal, 125 shares; Mr. Madison, 125 shares; Mr. Albert, 125 shares; Mr. Hentges, 125 shares; and for all directors and executive officers as a group, 4,625 shares.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, and the Company is required to identify any of those individuals who failed to file such reports on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and Directors, the Company believes that during 2001 all Directors and executive officers of the Company complied with their Section 16(a) filing requirements.

                        STOCK PRICE PERFORMANCE GRAPH(1)

         The graph below compares cumulative total shareholder return of the Company, the Standard & Poor's ("S & P") 500 Index and the SNL Thrift and Bank Index. Total returns assume a $100 investment on December 31, 1996 and are based on reinvestment of all dividends.


                             UNITED FINANCIAL CORP.

                            TOTAL RETURN PERFORMANCE


                               [PLOT POINTS CHART]

                                                    PERIOD ENDING
                         ------------------------------------------------------------------
INDEX                      12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
-------------------------------------------------------------------------------------------
United Financial Corp.       100.00     138.50     122.87     110.04     100.68     126.21
S&P 500                      100.00     133.37     171.44     207.52     188.62     166.22
SNL Thrift Index             100.00     170.16     149.66     122.25     195.21     208.65
SNL Bank Index               100.00     151.53     163.92     158.86     187.62     189.51


(1) The year 1996 of the Stock Performance Graph incorporates the performance of United Savings Bank prior to the formation of the Company.

                              SHAREHOLDER PROPOSALS

         Any shareholder wishing to include a proposal in the Company's Proxy Statement for its 2003 Annual Meeting of Shareholders must submit such proposal for consideration in writing to the Secretary of the Company at the address indicated on the first page of this Proxy Statement no later than December 20, 2002. Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

         Management may use discretionary authority to vote against any shareholder proposal presented at the Company's 2003 Annual Meeting of Shareholders if: (1) such proposal has been properly omitted from the Company's proxy materials under federal securities law, (2) notice of such proposal was not submitted to the Secretary of the Company at the address indicated on the first page of this Proxy Statement by March 5, 2003 or (3) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company's Common Stock required to carry the proposal.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission, for the year ended December 31, 2001, an Annual Report on Form 10-K, together with applicable financial statements and schedules thereto. THE COMPANY WILL FURNISH, WITHOUT CHARGE, UPON WRITTEN REQUEST OF ANY SHAREHOLDER WHO REPRESENTS IN HIS OR HER REQUEST THAT HE OR SHE WAS THE BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK ON APRIL 9, 2002, A COPY OF THE ANNUAL REPORT ON FORM 10-K. Requests should be directed to: Paula
J. Delaney C.P.A., CFO, United Financial Corp., P.O. Box 2779, Great Falls, Montana 59403.

         YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

                                          By the Order of the Board of Directors

                                          /s/ John M. Morrison

                                          JOHN M. MORRISON
                                          CHAIRMAN OF THE BOARD

                            UNITED FINANCIAL CORP.
            REVOCABLE PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 20, 2002, hereby appoints Kurt R. Weise and Kevin P. Clark (each with the power to act alone and with the power of substitution and revocation) to vote all shares of Common Stock of United Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the La Quinta Inn, 600 River Drive South in Great Falls, Montana on May 21, 2002 at 9:00 a.m., Mountain time, and at any and all adjournments thereof, as follows.


1. Election of directors for all nominees listed below
                      (except as marked to the contrary):

               [ ] FOR                              [ ] WITHHELD

         TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, PLACE A LINE
                        THROUGH THE NOMINEE'S NAME BELOW:

      LARRY D. ALBERT,          JEROME H. HENTGES,          STEVE L. FEURT

     The Board of Directors recommends a vote "FOR" proposition 1.

  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
              THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED.


        (CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)


     This proxy may be revoked by filing a subsequently dated proxy or by notifying the Secretary of United Financial Corp. of your decision to revoke this proxy, either in person at the Annual Meeting or in writing.

     When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                           Date: _________________________, 2002


                                           _____________________________________
                                                       Signature

                                           _____________________________________
                                                 Signature if jointly held



                PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY